GeoGlobal Resources Inc.

Supplement to Prospectus dated January 25, 2006

This supplement is filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, to correct the stockholdings of the named persons indicated in the list of Selling Securityholders appearing on pages 20 and 21 of the Prospectus dated January 25, 2006 of GeoGlobal Resources Inc.

Name of Selling Securityholder	Shares Beneficially Owned Prior to this Offering	Shares Beneficially Owned Offered for Selling Securityholder Account	Shares Beneficially Owned After Offering	Percentage of Shares Beneficially Owned After Offering
Keystone Dynamic Power Small Cap Fund(1)(2)	10,200	10,200	0	*

*     Less than 1%.

(1)	Alex Lane is the natural person who exercises voting and investment control over the shares.
(2)
These securities were originally acquired by Dynamic Power Small Cap Fund in a transaction that was completed on September 12, 2005 and included in our prospectus dated January 25, 2006. These securities were subsequently transferred to Keystone Dynamic Power Small Cap Fund.

The date of this Supplement is June 26, 2006.